Exhibit 4.2
Tower Semiconductor Ltd.
2009 Employee Share Incentive Plan
Notice of Grant
for israeli grantees

Date ________

Dear _______:

I am pleased to inform you that the Board of Directors of Tower Semiconductor Ltd. (the “Company”) has decided to grant you the following Options to purchase ordinary shares of the Company, nominal value NIS 1.00 each, subject to the terms and conditions of the Plan (including the Addendum for Israeli Taxpayers) which was submitted to the ITA on June 23, 2009, as follows:

Type of Options:	Section 102– Capital Gains Track
Total Number of Shares covered by this Option Grant:	Number of Shares subject to Option Grant
Exercise Price Per Share of Options:	$ _______. Notwithstanding the above, the exercise price will not be lower than the nominal value of the Shares
Date of Option Grant:	Grant Date
Options Expiration Date:
7 Years from Grant Date.

If your employment with the Company is terminated voluntarily by you or is terminated by the Company for any reason (other than as set forth in the Plan), vested Options that have vested as of the effective date of termination may be exercised within ninety (90) days after your last day of employment with the Company.

Vesting Schedule:
(a) ____ Options shall vest on ____;
(b) ____ Options shall vest on ____;
(c) ____ Options shall vest on ____; and
(d) ____ Options shall vest on ____;

All vesting is subject to the Grantee continuing to be an Employee on such vesting date.

Special Terms (if any):

David H. Schapiro Legal Services (the “Trustee”) has been appointed to administer your Options in accordance with Section 102 of the Ordinance and the Income Tax Rules (Tax Benefits Regarding the Grant of Options to Employees), 2003 (the “Rules”) and pursuant to an agreement with the Trustee that may be amended from time to time (the “Trust Agreement”).

The Options pursuant to this Notice will be issued once you sign:  (i) this Notice and the attached Employee's Declaration, and (ii) any other form which is required under Section 102 and which will be provided to you by the Company, and return them to the Company. The forms referred to above must be SENT to the Human Resources Manager only, no later than ________ on 15:00. No Award will be granted to you if the forms are not returned by such date. If you are unable to return the forms by such date, you may contact the CFO or VP Human Resources of the Company, who is authorized, at his/her discretion, to extend such date, but in any event no later than ________.

Capitalized terms not defined in this Notice shall have the meaning ascribed to them in the Plan, including the Addendum for Israeli Taxpayers.

Sincerely, Tower Semiconductor Limited
Name of Employee: _____________________ Employee signature: _____________________ Employee ID number: ____________________ Employee address: _____________________	Date: _____________________

Employee’s Declaration

By your signature and the signature of the Company's representative below, you and the Company agree that the Options are granted under and governed by (i) this Notice, (ii) the Plan (including the Appendix for Israeli Taxpayers), a copy of which has been provided or made available for your review, (iii) Section 102(b)(2) of the Income Tax Ordinance (New Version) – 1961 and the Rules promulgated in connection therewith, and (iv) the Trust Agreement, a copy of which has been provided or made available for your review.

Furthermore, by signing below you acknowledge that unless otherwise permitted by the Income Tax Authorities, the Rules prohibit you from selling shares issued upon exercise of your Options during a period of twenty-four months from the Date of Grant ("Minimum Trust Period"). Notwithstanding the above, if you elect to sell your shares during the Minimum Trust Period, you hereby acknowledge that the sale of the shares will be taxed in accordance with the relevant provisions of Section 102 of the Ordinance and the Rules regarding a breach of the terms of the Minimum Trust Period. For the avoidance of doubt, a sale of the shares issued upon exercise of your Options during the Minimum Trust Period will forfeit your right to receive the tax benefits of the Capital Gains Track under Section 102(b)(2) of the Ordinance and the income derived from the exercise of the Options and the sale of the shares will be taxed as regular employment income (and not at the reduced capital gains tax rate, if applicable) and will be subject to National Insurance and Health tax.

By your signature below, you confirm that you are familiar with the terms and provisions of Section 102 of the ITO, particularly the Capital Gains Track described in subsection (b)(2) thereof, and agrees that you will not require the Trustee to release to you, or transfer to a third party, the Options or shares issued upon vesting of the Options during the Minimum Trust Period, unless permitted to do so by applicable law.

Name of Employee: ___________	Signature: ___________
I.D. Number: ________________	Date: _______________